                                                                   Exhibit 10.43

                            SHARE PURCHASE AGREEMENT

                              dated __ October 2006

BETWEEN:

(1)  CAMBREX AB of S-691, 85 Karlskoga, Sweden (the SELLER)

(2) INTERNATIONAL CHEMICAL INVESTORS II S.A. of 26, rue Philippe II, L-2340 Luxembourg (the PURCHASER)

(together the PARTIES)

Words and expressions used in this Agreement shall be interpreted in accordance with Schedule 6.

IT IS AGREED:

1.   SALE AND PURCHASE

1.1 The Seller shall sell (or procure the sale of), and the Purchaser shall purchase the Shares with effect from the Closing on terms that the same covenants shall be deemed to be given by the Seller on Closing in relation to the Shares as are implied under Part 1 of the Law of Property Miscellaneous Provisions Act 1994 where a disposition is expressed to be made with full title guarantee and with all rights then attaching to them including the right to receive all distributions and dividends declared, paid or made in respect of the relevant Shares after Closing. The sale and purchase of the Shares shall be on the terms set out in this Agreement.

1.2 The consideration for the purchase of the Shares shall be the payment of the sum of E1.00 payable by the Purchaser at Closing, subject to adjustment in accordance with Clause 3 below.

2.   PRE-CLOSING SELLER UNDERTAKINGS AND CLOSING

2.1 From the date of this Agreement until Closing, the Seller shall comply with the obligations set out in Schedule 4.

2.2 Closing shall be conditional on Landen having consulted with the Belgian employee works council in relation to the Proposed Transaction, unless such Condition is waived in accordance with Clause 2.4 of this Agreement.

2.3 The Seller shall, at its own cost, use all reasonable endeavours to ensure that the Condition set out in Clause 2.2 is fulfilled as soon as possible after the date of this agreement to the satisfaction of the Purchaser.

2.4 The Purchaser shall be entitled in its absolute discretion, by written notice to the Seller, to waive the Condition either in whole or in part.

2.5 Subject to the Condition being satisfied, Closing shall take place at the Brussels offices of the Seller's lawyers on the date of 31 October 2006 or such other date agreed between the parties.

2.6 At Closing, the Seller and the Purchaser shall deliver or perform (or ensure that there is delivered or performed) all those documents, items and actions respectively listed in relation to that party or any of its Affiliates (as the case may be) in Schedule
6. Neither the Seller nor the Purchaser shall be obliged to proceed to Closing unless the other party complies in full with its obligations in Schedule 6.

2.7 The Seller shall procure that at Closing every member of the Seller Group who is owed amounts in respect of Inter-Company Debt shall enter into legal and equitable assignments of such Inter-Company Debt and the Seller shall indemnify the Purchaser for all Costs incurred by it or any Company for breach of this Clause 2.7.

3.   WORKING CAPITAL ADJUSTMENT

3.1 The parties agree that the provisions of Schedule 7 shall have effect.

3.2 On the date of, and immediately prior to, the Closing, in relation to all Cash belonging to the Companies, whether in the Seller Group's accounts attributable to the Cambrex Cork group and/or Landen or in the accounts of the Cambrex Cork group and/or Landen, the Seller shall cause the combined Cash balance in the Companies to equal the Cash Threshold. Prior to Closing, in the event that the combined Cash balance in the Companies is in excess of the Cash Threshold, the Seller may procure that the amount of the excess (which is for the benefit of the Seller) will be paid by the relevant Company (whether by way of dividend, repayment of existing indebtedness or other lawful payment) to the Seller or any other member of the Seller Group prior to Closing.

3.3 When the Net Working Capital Schedule has been finally agreed or determined in accordance with Schedule 7, the following payments shall be made:

(a) (i) In the event that the combined Net Working Capital of the Companies as set forth in the Net Working Capital Schedule is less than the Working Capital Threshold the Seller shall within five (5) Business Days after the determination of the Net Working Capital pay or cause to be paid to the Companies, as directed by the Purchaser, an amount equal to the difference between the Working Capital Threshold and the combined Net Working Capital of the Companies as set forth in the Net Working Capital Schedule (the WORKING CAPITAL DEFICIT); and

     (ii) the Purchaser shall within five (5) Business Days after the determination of the Net Working Capital issue a Note equal to the lesser of 50% of the Working Capital Deficit or E250,000 and such amount shall be payable to the Seller in full within 24 months after the determination of the Net Working Capital.

(b) In the event that the combined Net Working Capital of the Companies as set forth in the Net Working Capital Schedule exceeds the Working Capital Threshold (the WORKING CAPITAL EXCESS), the Purchaser shall sign a Note for an amount equal to the Working Capital Excess and such amount shall be payable to the Seller in full within 90 days after the determination of the Net Working Capital. If the amounts owed to the Seller by the Purchaser under this Clause have not been paid within the 90 day period referred to above, the period for payment will be automatically extended for a further 60 days. Any payments under this Clause 3.3 shall be made to the Seller in accordance with clause 16.1 or as the Seller may direct.

4.   SELLER WARRANTIES

4.1 The Seller warrants to the Purchaser as at the date of this Agreement in the terms of the Warranties as set forth in Schedule 1.

4.2 The Seller warrants that the Warranties (other than the Tax Dispute Warranty) will continue to be true and accurate in all respects and not misleading up to Closing as if repeated immediately before Closing by reference to the facts and circumstances subsisting at that date on the basis that any reference in the Warranties (other than the Tax Dispute Warranty), whether express or implied, to the date of this Agreement is substituted by a reference to the date of Closing.

4.3 The Warranties are given subject to the limitations set out in clause 4.4 and Schedule 2. None of the limitations set out in Schedule 2 shall apply to any Claim which arises (or to the extent that it is increased) as a consequence of fraud or fraudulent misrepresentation by any director or officer of any member of the Seller Group.

4.4 The Purchaser shall not be entitled to claim that any fact, matter, event or circumstance causes any of the Warranties to be breached in respect of the Warranties as given at the date of this Agreement, if it is disclosed or deemed to be disclosed in, or pursuant to, the Disclosure Letter.

5.   PURCHASER WARRANTIES

The Purchaser warrants to the Seller as at the date of this Agreement in the terms of the Warranties set out in Schedule 3. The Purchaser warrants that such Warranties will continue to be true and accurate in all respects and not misleading up to Closing as if repeated immediately before Closing by reference to the facts and circumstances subsisting at that date on the basis that any reference in the such Warranties, whether express or implied, to the date of this Agreement is substituted by a reference to the date of Closing.

6.   CONDUCT OF PURCHASER CLAIMS

If the Purchaser becomes aware of any claim or potential claim by a third party (a THIRD PARTY CLAIM) which might result in a claim being made, the Purchaser shall:

(a) promptly (and in any event within 10 Business Days of becoming aware of it) give notice of the Third Party Claim or other matter or circumstance involving any person or party to the Seller providing that failure to give such notice within 10 Business Days of so becoming aware shall not prevent the Purchaser from making a claim (but the Seller shall not be liable for any Costs suffered as a result of any delay in giving notice of a claim);

(b) ensure that the Seller and its representatives are given all reasonable information and facilities to investigate the Third Party Claim, to the extent such information and facilities are available to the Purchaser;

(c)  ensure that it and each member of the Purchaser Group shall:

     (i) not admit liability or make any agreement or compromise in relation to the Third Party Claim without prior written approval of the Seller;

     (ii) take such action as the Seller may reasonably request to avoid, resist, dispute, appeal, compromise or defend the Third Party Claim;

     (iii) allow the Seller (if it elects to do so) to take over the conduct of all proceedings and/or negotiations arising in connection with the Third Party Claim; and

     (iv) provide such information and assistance as the Seller may reasonably require in connection with the preparation for and conduct of any proceedings and/or negotiations relating to the Third Party Claim, provided that in each case the Purchaser and each member of the Purchaser Group is indemnified and secured to the Purchaser's reasonable satisfaction by the Seller against all Costs incurred or suffered by any of them as a consequence of the Third Party Claim to the extent that the Purchaser is not liable for such Third Party Claim.

7.   NO RIGHTS OF RESCISSION OR TERMINATION

Save as expressly set out in the Agreement, the Purchaser shall not be entitled to rescind or terminate this Agreement in any circumstances whatsoever whether before or after Closing. This shall not exclude any liability for (or remedy in respect of) fraudulent misrepresentation.

8.   TRANSITION SERVICES

The Seller shall provide transition services to the Companies (the TRANSITION SERVICES) from the date of Closing and at Closing the parties shall enter into the Transition Services Agreement, in the Agreed Form, which shall set out the rates and charges and terms and conditions governing the Transition Services.

9.   FORMER VENDOR DISPUTE

9.1 The Seller shall retain the liability and responsibility for and agrees to indemnify the Purchaser on a continuing basis in respect of all Costs incurred or suffered by it or any Company arising from the Dispute after Closing.

9.2 If and whenever the Purchaser becomes aware of any claim or potential claim in relation to the Former Vendor Dispute (FORMER VENDOR CLAIM) which might result in a claim being made against any Company or the Purchaser, the Purchaser shall:

(a) promptly (and in any event within 10 Business Days of becoming aware of it) give notice of the Former Vendor Claim or other matter or circumstance involving any person or party to the Seller providing that failure to give such notice within 10 Business Days of so becoming aware shall not prevent the Purchaser from making a claim under this clause 9; and Seller shall be obligated to take over the conduct of the Former Vendor Claim;

(b) provided the Seller is not in material breach of Clause 9.1, ensure that it and each member of the Purchaser Group shall:

     (i) not admit liability or make any agreement or compromise in relation to the Former Vendor Claim without prior written approval of the Seller; and

     (ii) take such action as the Seller may reasonably request to avoid, resist, dispute, appeal, compromise or defend the Former Vendor Claim.

9.3 The Purchaser also agrees to provide the required support and access to key personnel and records to assist the Seller in any future litigation with Former Vendor and the Seller agrees to reimburse the Purchaser the reasonable Costs of such support and access.

9.4 The Purchaser acknowledges and agrees that any information relating to the Former Vendor Dispute (including the identity of the Seller or any Company) shall be "Confidential Information" for the purposes of Clause 18.

10.  HEALTH, SAFETY AND ENVIRONMENTAL

The Purchaser shall assume and discharge in relation to the Cambrex Cork group and Landen the Seller's liabilities in respect of health, safety and environmental matters and compliance with environmental health and safety laws and regulations; including without limitation any obligations of the Companies related to the Integrated pollution prevention and control (IPPC), the directive related to the limitation of volatile organic compounds emissions; all permits, licenses, authorisations and registration related to the Companies' Business; all claims related to any health safety and environmental matters; the upgrade, replacement or improvement of any plant, equipment or infrastructure; including without limitation ventilation improvements at the Companies, the investigation monitoring and remediation works undertaken either voluntarily or pursuant to requirements under any environmental health and safety matters, in respect of any hazardous substances that is present in, on or under or migrating to or from the Companies properties (currently or formerly owned, occupied or used by any Company, excluding any property which was transferred from either of the Companies to any other member of the Seller Group) and all other requirements to be implemented related to conditions regardless of whether they are known or discoverable at the time of Closing or as a result of subsequent requirements including the pending IPPC applications of the Companies provided that the Purchaser shall not be so liable to the extent the liability arises from a breach by the Seller of its obligation set out in paragraph 2 of Schedule 4.

11.  EMPLOYMENT

11.1 The parties acknowledge that at Closing all Employees shall remain employed by the relevant Company. The Seller agrees to pay (or procure to the payment) to Cork an amount equal to all retention bonuses payable by Cork to any one or more of Messrs. Paudie Burke, Gary Collins and Vincent O'Brien pursuant to the Special Incentive Programme as described in the documents in Exhibit 4 together with any Tax payable by Cork in relation to such retention bonuses, whether on behalf of the relevant Employees or otherwise.

11.2 Purchaser shall assume all responsibility and liability for the The Cambrex Cork Ltd. Pension Plan.

11.3 The Purchaser acknowledges and agrees that Cork is required to pay the accrued bonuses (including any social costs) to the employees as set out in
Schedule 5 and that it will procure Cork to comply with its obligations in relation to the payment of those bonuses.

12.  INSURANCE

12.1 Seller will use commercially reasonable efforts to (i) maintain in full force and effect until Closing substantially the same levels of coverage as the insurance afforded in relation to the Companies, their Businesses and assets as of the date of this Agreement and (ii) cause any and all benefits under such insurance paid or payable (whether before or after the date of Closing but only for insured events arising before Closing) in relation to the Companies to be paid to the Companies without delay.

12.2 Upon Closing, all insurance coverage arranged in relation to any of the Companies by the Seller Group (whether under policies maintained with third party insurers or other members of the Seller Group) shall cease (other than in relation to insured events taking place before Closing) and no member of the Purchaser Group shall make any claim under any such policies in relation to insured events arising after Closing. The Seller shall be entitled to make arrangements with its insurers to reflect this clause 12.

13.  GUARANTEES AND OTHER THIRD PARTY ASSURANCES

13.1 The Purchaser shall use its reasonable efforts to ensure that, as soon as reasonably practicable after becoming aware of any other Third Party Assurance in respect of any obligations of any Company, each member of the Seller Group is released to that extent from such Third Party Assurance. Pending release of any Third Party Assurance referred to in this clause 13.1, the Purchaser shall indemnify the Seller and each of its Affiliates against any and all Costs arising after Closing under or by reason of that Third Party Assurance.

13.2 The Seller shall use its reasonable efforts to ensure that, as soon as reasonably practicable after becoming aware of any Third Party Assurance in respect of any obligations of any member of the Seller Group, each Company is released to that extent from such Third Party Assurance. Pending release of any Third Party Assurance referred to in this clause 13.2, the Seller shall indemnify the Purchaser and each of its Affiliates against any and all Costs arising after Closing under or by reason of that Third Party Assurance.

14.  CHANGES OF NAME

The Purchaser shall procure that:

(a) as soon as reasonably practicable after the date of the Closing and in any event within 40 Business Days afterwards, the name of any Company which consists of or incorporates the word "Cambrex" and/or "Profarmaco" in relation to the Cambrex Cork group companies and Landen is changed to a name which does not include that word or any name which, in the reasonable opinion of the Seller, is substantially or confusingly similar; and

(b) as soon as reasonably practicable after the date of the Closing and in any event within 40 Business Days afterwards, the Companies shall cease to use or display any trade or service name or mark, business name, logo or domain name used or held by any member of the Seller Group or any mark, name or logo which, in the reasonable opinion of the Seller, is substantially or confusingly similar to any of them provided following the expiry of the 40 Business Day period the Companies may continue to use any such mark, name or label on then existing product inventory if they also state on such product inventory the new name of the Company selling such inventory.

15.  TAX

15.1 For any taxable period of any Company that ends on or before the date of Closing, the Seller shall timely prepare and the Purchaser or the Seller, as appropriate, shall timely file with the appropriate authorities all Tax Returns required to be filed. All such Tax Returns shall be prepared on a basis consistent with past practice, except as required by applicable law. The Purchaser shall furnish any tax work papers to the Seller upon request in accordance with the Seller's past custom and practice.

15.2 Any such Tax Returns to be filed by the Purchaser pursuant to clause 15.1 above shall be furnished by the Seller to the Purchaser for signature and filing at least five (5) Business Days prior to the due date for filing such Tax Return and the Purchaser shall promptly sign and timely file any such Tax Return. The Seller shall pay all Taxes due with respect to the

Tax Returns referred to in clause 15.1 above less any reserves for such Taxes which are taken into account as a liability in the calculation of the Net Working Capital.

15.3 For any Straddle Period, the Purchaser shall timely prepare and file with the appropriate authorities all Tax Returns required to be filed and shall pay all Taxes due with respect to such Tax Returns; provided that the Seller shall reimburse the Purchaser for any amount owed by the Seller with respect to the taxable periods covered by such Tax Returns as set out in clause 15.4 below.

15.4 The portion of any Tax relating to the Straddle Period that shall be reimbursed by the Seller shall be:

(a) in the case of Taxes that are either (i) based upon or related to income or receipts; or (ii) imposed in connection with any sale or other transfer or assignment of property (whether tangible, intangible, real or personal) other than any Taxes, duties, fees, interest or penalties referred to in Clause 21.2, deemed equal to the amount which would be payable if the taxable period ended on the date of Closing, provided, however, that in the event that the total amount of the relevant Taxes for the entire Straddle Period is equal to zero, then the Seller shall have no reimbursement obligation under this Agreement with respect to such Taxes;

(b) in the case of Taxes that are imposed on a periodic basis with respect to assets, or otherwise measured by the level of any item, shall be deemed to be the amount of such Taxes for the entire Straddle Period multiplied by a fraction the numerator of which is the number of calendar days in the period ending on the date of Closing and the denominator of which is the number of calendar days in the entire Straddle Period; and

(c) the amount to be reimbursed shall be reduced by any amounts reserved for such Taxes which are taken into account as a liability in the calculation of the Net Working Capital.

15.5 For the avoidance of doubt, the Seller's liability for Tax under this clause 15 shall not apply to any Tax liability arising in respect of, by reference to or in consequence of, any income, profits, or gains earned, accrued or received after Closing (whether or not as a result of an event which occurred on or before Closing), or any event occurring or deemed to occur after Closing or arising due to a transaction, action or omission carried out or effected by the Purchaser, the Companies or any other person connected with any of them after Closing or arising as a result of any changes after Closing in the accounting year end or accounting policy of a Company or in the rate or basis of Tax applying to a Company).

15.6 All such Tax Returns as are referred to in clause 15.3 above shall be prepared on a basis consistent with past practice, except as required by applicable law. No later than 30 Business Days prior to the filing of any Tax Return of or with respect to any Company relating to a Straddle Period required to be filed by the Purchaser, the Purchaser shall deliver a draft of such Tax Return to the Seller for the Seller's review and approval, together with a statement setting forth the amount owed by the Seller with respect to such Tax Return under this clause 15. Subject to the immediately following sentences, within the later of (i) 30 Business Days after receipt of the draft of such Tax Return and (ii) five Business Days before such payment is due with respect to such Tax Return, the Seller shall remit to the Purchaser the amount shown on such statement as being due from the Seller. If the Seller in good faith disagrees with the Purchaser's determination of such amount, the Purchaser and the Seller shall meet and work together in good faith to agree upon such amount and if no such agreement is reached within 15 Business Days of receipt by the Seller of the Purchaser's determination, the matter shall be dealt with in accordance with clause 15.11. No later than 30 Business Days after filing any such Tax Return of or with respect to any Company, the Purchaser shall deliver a copy of such Tax Return to the Seller.

15.7 The Purchaser shall be liable for and pay (or cause to be paid), and agree to indemnify and hold the Seller harmless against, any and all Taxes levied or imposed on, or in respect of, the Companies that accrue for, or otherwise relate to, any taxable year or period (or portion thereof) beginning or deemed to begin after Closing other than any such Taxes for which the Seller is liable under clauses 15.2, 15.3 or 15.4.

15.8 The Purchaser shall promptly pay to the Seller an amount equal to any refund, credit, rebate, reduction in Taxes or similar payment (including any interest paid or credited with respect thereto) received by the Companies or the Purchaser (i) relating to taxable periods ending on or before Closing or (ii) allocable to the portion of a Straddle Period ending on or before Closing in accordance with the method employed in clause 15.4(b), or (iii) attributable to Taxes previously indemnified against by the Seller under clauses 15.2, 15.3 or
15.4. The Purchaser shall, if requested by the Seller and at the Seller's expense, cause the relevant entity to file for and obtain any refund or credit which would give rise to a payment under this clause 15.8. The Purchaser shall permit the Seller to control at the Seller's expense the prosecution of any such refund claim, and shall cause the relevant entity to authorise by appropriate power of attorney such person as the Seller shall designate to represent such entity with respect to such refund claim. If a Tax Authority subsequently disallows any refund or credit of Taxes with respect to which the Seller had received a payment pursuant to this clause 15.8, the Seller shall promptly pay to Purchaser the full amount of such refund or credit.

15.9 The Seller shall be responsible for preparing any amended, group, consolidated, or combined Tax Returns for taxable periods ending on or prior to the date of Closing. For those jurisdictions in which separate returns are filed by the Companies, any required amended Tax Returns shall be prepared by the Seller and furnished to the Purchaser or the relevant Company, as the case may be, for signature and filing no less than twenty (20) Business Days prior to the due date for taxable periods ending on or prior to the date of Closing and the Purchaser or the relevant Company shall sign and timely file any such amended Tax Return. All such amended Tax Returns shall be prepared on a basis consistent with past practice, except as required by applicable law.

15.10 The Purchaser shall, and shall cause each Company to provide information to the Seller necessary for the preparation of all Tax Returns required to be prepared or filed by the Seller or any of its Affiliates. The Seller and the Purchaser agree (a) to allow (and the Purchaser shall cause the Companies to allow) each other and their agents and representatives, at times and dates mutually acceptable to the parties, to inspect, review and make copies of such tax records so needed and to make available the appropriate personnel with knowledge of such tax records to help answer questions, such activities to be conducted during normal business hours and with the requesting party paying out of pocket expenses only and (b) to offer the other parties such tax records so needed before destroying such tax records.

15.11 Where a Purchaser's determination is not agreed within the time limit and as specified by clause 15.6 the parties shall endeavour to appoint within 5 Business Days a member of an internationally recognised accounting firm (the EXPERT). The Expert shall be appointed whether by agreement between the parties or (if they do not agree within 7 Business Days of the party wishing to make the reference notifying the other of the proposed reference) on the application of either the Seller or the Purchaser to the President for the time being of the Chartered Institute of Taxation or where relevant such other person holding equivalent standing in the relevant jurisdiction. The Expert shall decide the matter in question as an expert (and not as an arbitrator) and his decision shall be final, except in the case of manifest error. Both the Seller and the Purchaser shall make all relevant information available to the Expert. The costs of the Expert shall be borne by the parties in equal proportions or as otherwise determined by the Expert.

15.12 For the purposes of this clause:

(a)  ACCOUNTS shall have the meaning given to that term in paragraph 3.1 of
     Schedule 1 to this Agreement;

(b) STRADDLE PERIOD shall mean any taxable period that includes but does not end on the date of Closing;

(c) TAX or TAXES shall mean all taxes, assessments, duties or similar charges of any kind whatsoever, including corporation tax, corporation profits tax, advance corporation tax (ACT), capital gains tax, development land tax, capital transfer tax, inheritance tax, gift tax, capital acquisitions tax, residential property tax, value added tax, income tax, dividend withholding tax, pay related social insurance, national insurance contributions, amounts due under the PAYE or PRSI system, income or other levies, customs and excise duties any other import or export duties, stamp duty, stamp duty reserve tax, companies capital duty (but excluding any rates, water rates and any other utility costs) and including all interest, penalties and additions imposed with respect to such amounts, and all amounts payable pursuant to any agreement or arrangement with respect to Taxes;

(d) TAX RETURN shall mean all returns, declarations, reports, estimates, information returns and statements with respect to Taxes; and

(e) TAXATION AUTHORITY shall mean any taxing or other authority competent to impose any Tax liability.

16.  PAYMENTS

16.1 Any payment to be made pursuant to this Agreement by the Purchaser (or any member of the Purchaser Group) shall be made to the Seller's Bank Account. The Seller agrees to pay each member of the Seller Group that part of each payment to which it is entitled.

16.2 Any payment to be made pursuant to this Agreement by the Seller (or any member of the Seller Group) shall be made to the Purchaser's Bank Account. The Purchaser agrees to pay each member of the Purchaser Group that part of each payment to which it is entitled.

16.3 Payments under clause 16.1 and 16.2 shall be in immediately available funds by electronic transfer on the due date for payment. Receipt of the amount due shall be an effective discharge of the relevant payment obligation.

16.4 If any sum due for payment in accordance with this Agreement is not paid on the due date for payment, the person in default shall pay Default Interest on that sum from but excluding the due date to and including the date of actual payment calculated on a daily basis.

17.  ANNOUNCEMENTS

17.1 Subject to clause 17.2, neither the Seller nor the Purchaser (nor any of their respective Affiliates) shall make any announcement or issue any circular in connection with the existence or subject matter of this Agreement (or any other Transaction Document) without the prior written approval of the other (such approval not to be unreasonably withheld or delayed).

17.2 The restriction in clause 17.1 shall not apply to the extent that the announcement or circular is required by law, by any stock exchange or any regulatory or other supervisory body or authority of competent jurisdiction, whether or not the requirement has the force of law. If this exception applies, the party making the announcement or issuing the circular shall to the extent practicable use its reasonable efforts to consult with the other party in advance as to its form, content and timing.

18.  CONFIDENTIALITY

18.1 For the purposes of this clause 18:

(a)  CONFIDENTIAL INFORMATION means:

     (i) (in relation to the obligations of the Purchaser) any information received or held by the Purchaser (or any of its Representatives) or the Companies relating to the Seller Group or, prior to Closing, any of the Companies and all information relating to the Former Vendor Dispute whether held prior to or after Closing; or

     (ii) (in relation to the obligations of the Seller) any information received or held by the Seller (or any of its Representatives) relating to the Purchaser Group or, following Closing, any of the Companies; and

     (iii) information relating to the provisions of, and negotiations leading to, this Agreement and the other Transaction Documents and includes written information and information transferred or obtained orally, visually, electronically or by any other means;

(b) REPRESENTATIVES means, in relation to a party, its respective Affiliates and the directors, officers, employees, agents, advisers, accountants and consultants of that party and/or of its respective Affiliates.

18.2 Each of the Seller and the Purchaser shall (and shall ensure that each of its Representatives shall) maintain Confidential Information in confidence and not disclose Confidential Information to any person except (i) as this clause 18 permits or (ii) as the other party approves in writing.

18.3 Clause 18.2 shall not prevent disclosure by a party or its Representatives to the extent it can demonstrate that:

(a) disclosure is required by law or by any stock exchange or any regulatory, governmental or antitrust body (including any tax authority) having applicable jurisdiction (provided that the disclosing party shall where lawful and to the extent practicable first inform the other party of its intention to disclose such information and take into account the reasonable comments of the other party);

(b) disclosure is of Confidential Information which was lawfully in the possession of that party or any of its Representatives (in either case as evidenced by written records) without any obligation of secrecy prior to its being received or held;

(c) disclosure is of Confidential Information which has previously become publicly available other than through that party's fault (or that of its Representatives);

(d) disclosure is required for the purpose of any arbitral or judicial proceedings arising out of this Agreement (or any other Transaction Document).

18.4 Each of the Seller and the Purchaser undertakes that it (and its Affiliates) shall only disclose Confidential Information to Representatives if it is reasonably required for purposes connected with this Agreement and only if the Representatives are informed of the confidential nature of the Confidential Information.

18.5 If this Agreement terminates, the Purchaser shall as soon as practicable on request by the Seller (and the Purchaser shall provide a certificate verifying same):

(a) return to the Seller or destroy all written documents and other materials relating to the Seller, any Company or this Agreement (including any Confidential Information) which the Seller (or its Representatives) have provided to the Purchaser (or its Representatives) without keeping any copies thereof;

(b) destroy all information or other documents derived from such Confidential Information; and

(c) so far as it is practicable to do so, expunge such Confidential Information from any computer, word processor or other device.

19.  ASSIGNMENT

19.1 Except as provided in this clause 19 or unless the Seller and the Purchaser specifically agree in writing, no person shall assign, transfer, charge or otherwise deal with all or any of its rights under this Agreement nor grant, declare, create or dispose of any right or interest in it. Any purported assignment in contravention of this clause 19 shall be void.

19.2 Provided that the parties obligations hereunder shall not increase or expand as a result of any assignment:

(a) the Seller can assign, transfer, sell its rights and obligations under this Agreement to a purchaser of all or substantially all of the shares or assets of its Parent Company or any of its respective Affiliates; and

(b) the Purchaser can assign, transfer, sell its rights and obligations under this Agreement to any of their respective Affiliates provided that if any such assignee subsequently ceases to be a member of the Purchaser Group, the Purchaser shall procure that before it ceases it shall re assign that benefit to the Purchaser or to another continuing member of the Purchaser Group.

20.  FURTHER ASSURANCES

20.1 Each of the Seller and the Purchaser shall execute (or procure the execution of) such further documents as may be required by law or be necessary to implement and give effect to this Agreement.

20.2 To the extent not covered by Clause 15, the Seller shall (at its expense) reasonably co-operate with the Purchaser or the Companies (as the Purchaser may reasonably request) to review its own Taxation records to assist the Purchaser in its efforts to determine its liability to Taxation or relief from Taxation which would arise from a disposal or realisation of the assets of the Companies. This obligation only applies to the extent the Companies do not have the abovementioned records.

20.3 Each of the Seller and the Purchaser shall procure that its Affiliates comply with all obligations under this Agreement which are expressed to apply to any such Affiliates.

21.  COSTS

21.1 Subject to clause 21.2 and except as otherwise provided in this Agreement (or any other Transaction Document), the Seller and the Purchaser shall each be responsible for its own costs, charges and other expenses (including those of its Affiliates) incurred in connection with the Proposed Transaction.

21.2 The Purchaser or its Affiliates shall bear all stamp duty, notarisation fees or other documentary transfer or transaction duties, and all stamp duty reserve tax, stamp duty land tax and any other transfer taxes including in each case any related interest or penalties arising as a result of this Agreement or of any of the other Transaction Documents.

21.3 The Seller shall bear all third party costs, charges and other expenses incurred by any of the Companies prior to Closing in connection with the Proposed Transaction.

22.  NOTICES

22.1 Any notice in connection with this Agreement shall be in writing in English and delivered by hand, fax, registered post or courier using an internationally recognised courier company. A notice shall be effective upon receipt and shall be deemed to have been received (i) at the time of delivery, if delivered by hand, registered post or courier or (ii) at the time of transmission if delivered by fax provided that in either case, where delivery occurs outside Working Hours, notice shall be deemed to have been received at the start of Working Hours on the next following Business Day.

22.2 The addresses and fax numbers of the parties for the purpose of clause 22.1 are:

SELLER                      Address:                Fax:
For the attention of:       One Meadowlands Plaza   201 804 9851
Mary Fletcher               East Rutherford
Assistant General Counsel   New Jersey 07073
c/o Cambrex Corporation

PURCHASER                   Address:
For the attention of:       26, rue Philippe II, L-2340 Luxembourg
The Managing Director

23.  CONFLICT WITH OTHER AGREEMENTS

If there is any conflict between the terms of this Agreement and any other agreement, this Agreement shall prevail (as between the parties to this Agreement and as between any members of the Seller Group and any members of the Purchaser Group) unless (i) such other agreement expressly states that it overrides this Agreement in the relevant respect and (ii) the

Seller and the Purchaser are either also parties to that other agreement or otherwise expressly agree in writing that such other agreement shall override this Agreement in that respect.

24.  WHOLE AGREEMENT

24.1 In this clause 24 the RELEVANT PARTIES shall mean the Seller and the Purchaser and each of them shall be a RELEVANT PARTY.

24.2 This Agreement and the other Transaction Documents together set out the whole agreement between the Relevant Parties in respect of the sale and purchase of the Shares and supersede any prior agreement (whether oral or written) relating to the Proposed Transaction. It is agreed that:

(a) no Relevant Party shall have any claim or remedy in respect of any statement, representation, warranty or undertaking made by or on behalf of any other Relevant Party (or any of its Connected Persons) in relation to the Proposed Transaction which is not expressly set out in this Agreement or any other Transaction Document;

(b) any terms or conditions implied by law in any jurisdiction in relation to the Proposed Transaction are excluded to the fullest extent permitted by law or, if incapable of exclusion, any right, or remedies in relation to them are irrevocably waived;

(c) the only right or remedy of a Relevant Party in relation to any provision of this Agreement or any other Transaction Document shall be for breach of this Agreement or the relevant Transaction Document; and

(d) except for any liability in respect of a breach of this Agreement or any other Transaction Document, no Relevant Party (or any of its Connected Persons) shall owe any duty of care or have any liability in tort or otherwise to the other Relevant Party (or its respective Connected Persons) in relation to the Proposed Transaction provided that this clause shall not exclude any liability for (or remedy in respect of) fraud or fraudulent misrepresentation. Each Relevant Party agrees to the terms of this clause 24 on its own behalf and as agent for each of its Connected Persons. For the purpose of this clause, CONNECTED PERSONS means (in relation to a Relevant Party) the officers, employees, agents and advisers of that Relevant Party or any of its Affiliates.

25.  GENERAL

25.1 Except as expressly provided in this Agreement, no failure or delay by any party in exercising any right or remedy relating to this Agreement or any of the Transaction Documents shall affect or operate as a waiver or variation of that right or remedy or preclude its exercise at any subsequent time. No single or partial exercise of any such right or remedy shall preclude any further exercise of it or the exercise of any other remedy.

25.2 This Agreement may be executed in any number of separate counterparts, each of which is an original but all of which taken together shall constitute one and the same instrument.

25.3 No amendment of this Agreement (or of any other Transaction Document) shall be valid unless it is in writing and duly executed by or on behalf of all of the parties to it.

25.4 Each of the provisions of this Agreement and the other Transaction Documents is severable. If any such provision is held to be or becomes invalid or unenforceable in any respect under the law of any jurisdiction, it shall have no effect in that respect and the parties shall use all reasonable efforts to replace it in that respect with a valid and enforceable substitute provision the effect of which is as close to its intended effect as possible.

25.5 The Connected Persons specified in clause 24 (Whole Agreement) shall have the right to enforce the relevant terms of that clause by reason of the Contracts (Rights of Third Parties) Act 1999. This right is subject to (i) the rights of the parties to amend or vary this Agreement without the consent of any Connected Person and (ii) the other terms and conditions of this Agreement.

25.6 Except as provided in clause 25.5, a person who is not a party to this Agreement shall have no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any of its terms.

26.  GOVERNING LAW AND JURISDICTION

26.1 This Agreement shall be governed by, and interpreted in accordance with, English law.

26.2 Except as expressly provided otherwise in this Agreement, the courts of England are to have exclusive jurisdiction to settle any disputes which may arise in connection with this Agreement. For such purposes each party irrevocably submits to the jurisdiction of the English courts, waives any objections to the jurisdiction of those courts and irrevocably agrees that a judgment or order of the English courts in connection with this Agreement is conclusive and binding on it and may be enforced against it in the courts of any other jurisdiction.

26.3 The Seller shall at all times maintain an agent for service of process and any other documents in proceedings in England or any other proceedings in connection with this Agreement. Such agent shall be Radcliffes of 5 Great College Street, Westminster, London, SW1P 3SJ and any claim form, judgment or other notice of legal process shall be sufficiently served on the Seller if delivered to such agent at its address for the time being. The Seller irrevocably undertakes not to revoke the authority of this agent and if, for any reason, the Purchaser requests the Seller to do so it shall promptly appoint another such agent with an address in England and advise the Purchaser. If, following such a request, the Seller fails to appoint another agent, the Purchaser shall be entitled to appoint one on behalf of the Seller at the Seller's expense.

                                   SCHEDULE 1

                                SELLER WARRANTIES

1.   THE SELLER GROUP AND THE SHARES

1.1 Authorisations, valid obligations, filings and consents.

(a) The Seller has obtained all authorisations required to empower it to enter into and perform its obligations under this Agreement.

(b) This Agreement will, when executed, constitute valid and binding obligations of the Seller.

(c) Entry into and performance by the Seller of this Agreement will not violate or conflict with the provisions of its constitutional documents or of any law, regulation, agreement, instrument or any order, judgment or decree or arbitral award by which the Seller is bound.

1.2 The Seller Group, the Shares and the Companies.

(a) The Seller and the Companies are validly incorporated, in existence and duly registered under the laws of its jurisdiction of incorporation. Each of the Companies has full power to conduct its Business as conducted at the date of this Agreement. A copy of the constitutional documents of each of the Companies shall be annexed to the Disclosure Letter,

(b) The Cork Shares and the Landen Shares constitute the whole of the issued share capital of Cork and Landen respectively. All the Shares are fully paid or properly credited as fully paid and the Seller is (or will be at Closing) (i) the sole legal and beneficial owner of the Shares free from all Third Party Rights and (ii) entitled to transfer or procure the transfer of the Shares on the terms of this Agreement. No person has the right (exercisable now or in the future and whether contingent or not) to call for the issue or transfer of any share or loan capital in any Company.

(c) The information on the Companies set out in Exhibit 2 is (or will be at Closing) accurate and complete in all material respects. All the issued shares in each of Russinsky Limited, Lauteral Limited and Irotec Laboratories (Sales) Limited are held by Cork.

1.3 Other interests. No Company owns or has any interest of any nature in any shares, debentures or other securities issued by any undertaking (other than another Company).

2.   TAXATION

2.1 The Companies have within the last six years made all material returns, given all material notices and supplied all other material information required to be supplied to the relevant tax authorities and such returns, notices and information are correct and accurate in all material respects.

2.2 No Company is involved in any material current dispute with any Taxation Authority or is or has in the last six years been the subject of any investigation, enquiry, audit or non routine visit by any Taxation Authority nor, as far as the Seller is aware, is any such dispute or investigation pending or threatened against any Company, except as may be disclosed in the Disclosure Letter.

2.3 The last statutory accounts of the Companies contain (a) such accruals for Taxes due relating to operations conducted prior to Closing (for the time period associated with such accounts) and (b) make full provision or reserve in respect of deferred Taxation in each case in accordance with generally accepted accounting principles as applicable in the jurisdiction of incorporation of each such Company.

2.4 Each Company has duly and punctually paid all Tax to the extent that the same ought to have been paid and is not liable nor has any Company within three years prior to the date hereof been liable to pay any penalty or interest in connection therewith.

2.5 Each Company is and has always been resident in the territory in which it was incorporated and has never been resident in any other territory or treated as so resident for the purposes of any double Tax agreement.

2.6 Each Company has retained such records as are required by law to be maintained in support of information which has been provided or which is yet to be provided in returns required to be made by the Companies for Tax purposes in respect of the period beginning with the date seven years prior to the date of Closing and ending with the date of Closing.

3.   ACCOUNTS

3.1 The accounts set out in Exhibit 3 (the ACCOUNTS) constitute the true and complete copies of the unaudited combined balance sheets of the Companies as of December 31, 2005 (the ACCOUNTS DATE) and the related unaudited combined statements of income as of the ACCOUNTS DATE. Except as set forth in the notes thereto and as disclosed in the Disclosure Letter, all the line items in the Accounts (other than those relating to Tax) were prepared in material respects in accordance with US GAAP on a basis consistent with the financial statements included in the Annual Report on Form 10-K for the year ended December 31, 2005 of Cambrex Corporation, the Seller's Parent Company. The books and records of the Companies have been, and are being, maintained in all material respects in accordance with applicable legal and accounting requirements, and all such financial statements are consistent in all material respects with such books and records.

3.2 Since the Accounts Date (except as may be stated in the Disclosure Letter or as permitted by this Agreement):

(a) the operation of each Company has been carried on in the ordinary and usual course, and no Company has made or agreed to make any payment other than in the ordinary and usual course of trading;

(b) no dividend or other distribution (whether in cash, stock or in kind) has been declared, authorised, paid or made, nor has there been any reduction of paid-up share capital, by any Company (except for any dividends provided for in the Accounts);

(c) the Companies have not dismissed any Key Manager of the Business or modified the conditions of employment of any Employees except for salary increases in the ordinary course of business and consistent with past practice; and

(d) all transactions undertaken by each Company have been carried out on arms length terms and in accordance with all applicable laws and regulations.

3.3 Save for assets the aggregate value of which does not exceed E100,000, each of the assets included in the Accounts of each Company is the absolute property of the relevant Company and is free from all Third Party Rights and any other rights exercisable by third parties except for Permitted Encumbrances.

                                   SCHEDULE 2

                            LIMITATIONS ON LIABILITY

1. Time Limits. The Seller shall not be liable for any Claim unless the Seller receives from the Purchaser written notice containing reasonably specific details of the Claim including the Purchaser's estimate (on a without prejudice basis) of the amount of the Claim within 15 months after the date of this Agreement. The Purchaser's written notice shall be given within 30 days of the Purchaser becoming aware of such Claim, provided failure to provide such notice within the 30 day period shall not preclude the Purchaser from bringing a Claim.

2. Thresholds for Claims. The Seller shall not be liable for any single Claim:

(a) unless the amount of the liability pursuant to that single Claim exceeds E50,000 (in which case the Purchaser shall be entitled to claim the whole amount of any Claim and not the excess only); and

(b) unless the aggregate amount of the liability of the Seller for all Claims not excluded by sub-Clause (a) exceeds E250,000 (in which case the Purchaser shall be entitled to claim the whole amount of any Claim and not the excess only).

3. Maximum limit for all Claims. The aggregate amount of the liability of the Seller for all Claims shall not exceed E1,000,000.

4. Claim to be withdrawn unless litigation commenced. Any Claim shall (if it has not been previously satisfied, settled or withdrawn) be deemed to have been withdrawn 6 months after the notice is given pursuant to paragraph 1 of this Schedule or, in the case of a contingent liability, 6 months after that liability becomes an actual liability, unless legal proceedings in respect of it have been commenced by being both issued and served.

5. Limitations. For avoidance of doubt, the parties acknowledge and agree that the Purchaser has conducted limited due diligence. The Seller does not make any warranty, express or implied, except as specifically set forth in Schedule 1 and Purchaser takes the Business, assets, liabilities etc., as is where is, except as specifically stated in this Agreement. The Purchaser makes no warranties, express or implied, except as specifically set forth in Schedule 3.

6. Contingent liabilities. If any Claim is based upon a liability which is contingent only, the Seller shall not be liable to pay unless and until such contingent liability gives rise to an obligation to make a payment (but the Purchaser has the right under Clause 1 of this Schedule 2 to give notice of that Claim before such time).

7. No liability for Claims arising from acts or omissions of Purchaser. The Seller shall not be liable for any Claim to the extent that it would not have arisen but for, or has been increased or not reduced as a result of, any voluntary act, omission or transaction carried out:

(a) after Closing by the Purchaser or any member of the Purchaser Group (or its respective directors, employees or agents or successors in title) outside the ordinary and usual course of business of a Company as at Closing; or

(b) before Closing by any member of the Seller Group or any Company at the written direction or request of the Purchaser or any member of the Purchaser Group.

8. Purchaser's duty to mitigate. The Purchaser shall procure that all reasonable steps are taken to avoid or mitigate any loss or damage which it may suffer in consequence of any breach by the Seller of the terms of this Agreement or any fact, matter, event or circumstance likely to give rise to a Claim.

9. Insured Claims. The Seller shall not be liable in respect of any Claim to the extent that the amount of such Claim is covered by a policy of insurance or would have been so covered if the policies of insurance effected by or for the benefit of the Companies had been maintained after Closing on no less favourable terms than those existing at the date of this Agreement.

10. Recovery from third party after payment from Seller. Where the Seller has made a payment to the Purchaser in relation to any Claim and the Purchaser or any member of the Purchaser Group recovers (provided that Purchaser is required to seek recovery) (whether by insurance, payment, discount, credit, relief or otherwise) from a third party a sum which indemnifies or compensates the Purchaser or any member of the Purchaser Group (in whole or in part) in respect of the liability or loss which is the subject of a Claim, the Purchaser or relevant member of the Purchaser Group shall (i) promptly notify the Seller of the fact and provide such information as the Seller may reasonably require (ii) take all reasonable steps or proceedings as the Seller may require to enforce such right and (iii) pay to the Seller as soon as practicable after receipt an amount equal to the amount recovered from the third party (net of taxation and less any reasonable costs of recovery).

11. No liability for legislation or changes in rates of Tax. The Seller shall not be liable for any Claim if and to the extent it is attributable to, or the amount of such Claim is increased as a result of, any (i) legislation not in force at Closing, (ii) change of law (or any change in interpretation on the basis of case law), regulation, directive, requirement or administrative practice or (iii) change in the rates of taxation in force at Closing.

12. No double recovery. The Purchaser shall not be entitled to recover damages or obtain payment, reimbursement, restitution or indemnity more than once in respect of any one liability, loss, cost, shortfall, damage, deficiency, breach or other set of circumstances which gives rise to more than one Claim.

13. Purchaser's knowledge. The Seller shall not be liable for any Claim for breach of the Warranties if and to the extent that Patrick Schnitzer, Achim Riemann or Christophe Sprenger is aware at the date of this Agreement (i) of the fact, matter, event or circumstance which is the subject matter of the Claim and
(ii) that the fact, matter, event or circumstance could reasonably be expected to amount to a Claim.

14. Seller to have opportunity to remedy breaches. If a breach of the Warranties is capable of remedy, the Purchaser shall only be entitled to compensation if it gives the Seller written notice of the breach and a plan to remedy such breach has not been committed to by the Seller within 60 days after the date on which such notice is served on the Seller. Without prejudice to its duty to mitigate any loss, the Purchaser shall (or shall procure that any relevant member of the Purchaser Group shall) provide all reasonable assistance to the Seller to remedy any such breach at Seller's Cost.

15. Matters disclosed. The Seller shall not be liable for any Claim if and to the extent that the fact, matter, event or circumstance giving rise to such Claim is fairly disclosed by this Agreement or any other Transaction Document or the Disclosure Letter or the Supplemental Disclosure Letter.

16. Matters provided for or taken into account in adjustments. The Seller shall not be liable for any Claim if and to the extent that the fact, matter, event or circumstance giving rise to the Claim is fairly disclosed, provided or reserved for in the Accounts or is provided for or otherwise taken into account in the Net Working Capital Schedule.

                                   SCHEDULE 3

                              PURCHASER WARRANTIES

1. The Purchaser has obtained all authorisations required to empower it to enter into and perform its obligations under this Agreement.

2. The Purchaser has available cash which it will provide in immediately available funds the necessary cash resources to pay the purchase price of E1. The Purchaser expects that the implementation of its business plan in respect of the Companies will result in sufficient funds being available for the repayment of the Note and fulfilment of all its obligations under this Agreement.

3. The Purchaser is not aware of any facts or circumstances which could reasonably be expected to result in a Claim being made against the Seller or any misrepresentation by or on behalf of the Seller in connection with the Proposed Transaction.

                                   SCHEDULE 4

                               PRE-CLOSING CONDUCT

1. From the date of this Agreement until the Closing, the Seller shall (unless otherwise required or permitted by the terms of any Transaction Document or any Intra-group Reorganisation or distribution or payment under clause 3.1 or as may be approved by the Purchaser, such approval not to be unreasonably withheld or delayed) procure that the Business of the Companies is conducted in the ordinary and usual course of business and without limitation, the Seller shall procure that:

(a) the Companies do not issue or agree to issue or allot any share capital (except to another Company);

(b) all transactions between Cambrex Cork group or Landen and any member of the Seller Group take place on arms length terms and in a manner and on terms consistent with previous practice in the 6 months prior to the date of this Agreement;

(c) no contracts shall be entered into by the Companies which are outside the ordinary course of business or on arm's length terms.

(d) the Companies do not create any Third Party Right over any of their assets other than a Permitted Encumbrance and the Seller does not create any Third Party Right over the Shares;

(e) the Companies do not transfer any of the fixed operating assets of the Business to any person;

(f) the Companies shall continue to take reasonable steps to ensure the operation of their Businesses complies with customers' requirements, and applicable laws and regulations;

(g) the Companies do not purchase any operating asset exceeding a value of E100,000 except in relation to materials currently used in Business operations;

(h) the Companies do not issue, or commit to issuing, any guarantee, letter of credit and/or any off balance sheet commitment;

(i) the Companies shall not dismiss (except for wilful misconduct or gross negligence) any Key Manager of the Business or modify the conditions of employment of any Employees except for salary increases in the ordinary course of business and consistent with past practice;

(j) the Companies do not enter any new banking facility or vary existing banking facilities;

(k)  the Companies do not change the insurance coverage of the Business; and

(l) the Seller shall consult with the Purchaser on any issue the Seller regards as material to the Business.

2. Where it is permitted to do so, the Seller shall (and shall procure that its Affiliates shall) take all necessary actions to effect the transfer to the Purchaser of all (a) regulatory permits and licences and (b) contracts and licenses, required for the Business (provided such regulatory permits and licences and licences and licences may be transferred to the Purchaser or the Companies) including Federal Drug Administration and other regulatory licenses not currently held by the Companies but by another entity within the Seller Group, and which are required within the normal course of business but excluding software licenses, contracts or licences relating to banking and insurance matters or the services to be provided pursuant to the Transition Services Agreement. The obligation set out in this paragraph shall survive Closing of the Agreement.

3. In relation to the software licences which relate exclusively or predominantly to the Business but which are held by another entity within the Seller Group (other than the Companies):

(a) the Seller shall, at Closing, transfer to the relevant Company the software licenses which it is permitted to transfer, pursuant to the terms of the relevant licences. Where transfer fees or costs are payable in respect of the transfer of the software licenses, such fees or costs shall be borne by the Purchaser (or as the Purchaser may direct). For the avoidance of doubt, the Seller are not obliged to transfer to the Purchaser, any licences which terms do not permit a transfer. This includes but is not limited to, Ross Renaissance System and Sparta Trackwise Systems; and

(b) where the Seller transfers a software licence to the relevant Company pursuant to paragraph 3 of this Schedule, the Seller shall make available to such Company, any improvements to the software which the Seller own or are permitted to distribute to third parties.

4. The Purchaser shall not exercise any of its rights pursuant to this Schedule 4 (including the right to refuse to approve any particular transaction or action) in such a manner as to unreasonably interfere with the operations of any Company.

5. The parties shall negotiate in good faith the documents required to comply with their obligations set out in Schedule 6 prior to Closing.

                                   SCHEDULE 6

                         DEFINITIONS AND INTERPRETATION

1 Definitions. In this Agreement, the following words and expressions shall have the following meanings:

ACCOUNTING PRINCIPLES has the meaning given in Schedule 7;

ACCOUNTS has the meaning given in clause 15;

ACCOUNTS DATE has the meaning given in Schedule 1;

AFFILIATE means, in relation to any party, any Subsidiary or Parent Company of that party and any Subsidiary of any such Parent Company, in each case from time to time;

AGREED FORM means, in relation to a document, the form of that document which has been initialled on the date of this Agreement for the purpose of identification by or on behalf of the Seller and the Purchaser (in each case with such amendments as may be agreed in writing by or on behalf of the Seller and the Purchaser);

BUSINESS means the businesses conducted by each of the Companies, as the context requires, as at the date of this Agreement;

BUSINESS DAY means a day other than a Saturday or Sunday or public holiday in England and Wales on which banks are open in London for general non-automated commercial business;

CAMBREX BAHAMAS PAYABLE means the amount owed by Landen to Cambrex Bahamas Limited and related to the Former Vendor Loan;

CAMBREX CORK GROUP means Cork and its Subsidiaries being Russinsky Limited, Lauteral Limited and Irotec Laboratories (Sales) Limited;

CASH means, in relation to each Company, the aggregate of its cash (whether in hand or credited to any account with any banking, financial, acceptance credit, lending or other similar institution or organisation) and its cash equivalents, including all interest accrued thereon, as at Closing, as shown by the books of that Company prepared in accordance with US GAAP as applied on a consistent basis with the Accounts;

CLAIM means any claim under or for breach of the Warranties set out in paragraphs 2 and 3 of Schedule 1;

CASH THRESHOLD means E500,000;

CLOSING means the date and time at which the Shares are transferred to Purchaser and all other obligations are fulfilled in accordance with Schedule 6;

COMPANIES means Cambrex Cork group and Cambrex Profarmaco Landen NV; and COMPANY means any of them as the context requires;

CONDITION means the condition set out in clause 2.2 of this Agreement;

CONFIDENTIAL INFORMATION has the meaning given in clause 18.1;

CONNECTED PERSONS has the meaning given to that term in clause 24;

CORK means Cambrex Cork Limited;

CORK SHARES means the shares comprising the entire issued share capital of Cambrex Cork Limited;

COSTS means losses, damages, costs (including reasonable legal costs) and expenses (including taxation), in each case of any nature whatsoever;

CURRENT ASSETS means, in relation to each Company, the Cash, trade accounts receivables, other receivables, inventories, prepaids, and other current assets (excluding taxes and Inter-Company Trading Debt, as recorded) and maintained in accordance with US GAAP as applied on a consistent basis with the Accounts;

CURRENT LIABILITIES means, in relation to each Company, External Debt, trade payables and accrued liabilities (excluding taxes, Inter-Company Trading Debt, any amounts owing by Landen in connection with the Former Vendor Dispute to the extent indemnified under Clause 9) and maintained in accordance with US GAAP as applied on a consistent basis with the Accounts;

DEFAULT INTEREST means interest at LIBOR plus 3 per cent;

DISCLOSURE LETTER means the letter from the Seller to the Purchaser executed and delivered immediately before the signing of this Agreement;

EMPLOYEES means the employees of the Companies immediately prior to Closing;

EXCHANGE RATE means, with respect to a particular currency for a particular day, the spot rate of exchange (the closing mid point) for that currency into euro on such date as published in the London edition of the Financial Times first published thereafter or, where no such rate is published in respect of that currency for such date, at the rate quoted by Barclays Bank as at the close of business in London on such date;

EXHIBITS means exhibits 1 to 6 to this Agreement, and EXHIBIT shall be construed accordingly;

EXTERNAL DEBT means, in relation to each Company, the aggregate of the borrowings and indebtedness in the nature of borrowing owed by that Company (as shown by the books of that Company) as at Closing (together with any accrued interest) to any banking, financial, acceptance credit, lending or other similar institution or organisation which, in each case, is not a member of the Seller Group;

FORMER VENDOR means Former Vendor or its subsidiary involved in the Former Vendor Dispute and includes its successors and assigns;

FORMER VENDOR CLAIM has the meaning given in clause 9;

FORMER VENDOR DISPUTE means any claim pursuant to (a) the Cambrex Bahamas Payable, (b) the Former Vendor Invoices for raw materials in the amount of E557,789 and (c) the Former Vendor Loan, in each case plus interest together with any claim or claims brought or asserted by Former Vendor related to invoices for raw materials arising from substantially the same problem or during substantially the same time frame as the Former Vendor Invoices;

FORMER VENDOR INVOICES means the unpaid amounts of Invoices 3090377 and 3090399, dated December 1993, Invoice 4090043 dated March 3, 1994, Invoice 406007 dated February 15, 1994, Invoice 4060012 dated March 16, 1994, Invoice 4090022 dated May 18, 1994, Invoice 4060036 dated August 23, 1994 and Invoice 4060053 dated December 15, 1994;

FORMER VENDOR LOAN means the loan Former Vendor made to the purchaser of Landen prior to Seller in the amount of $1,000,000 and which remains unpaid;

KEY MANAGER means Vince O'Brien, Johnny Claesen and Paudie Burke;

INDEPENDENT FIRM has the meaning given in Schedule 7;

INTER-COMPANY TRADING DEBT means all amounts owed, outstanding or accrued in the ordinary course of trading, including any VAT chargeable on supplies for which such amounts are the consideration, as between any member of the Seller Group and any Company as at Closing in respect of inter-company trading activity and the provision of services, facilities and benefits between them;

INTER-COMPANY DEBT means all amounts owing by any of the Companies to any member of the Seller Group as at Closing excluding the Cambrex Bahamas Payable but including all amounts due in respect of Inter-Company Trading Debt;

INTRA-GROUP REORGANISATION means for the period between signing and Closing:

(a) any dividend distributed or declared or paid by Russinsky Limited to Cambrex Cork Limited;

(b)  any shares issued by Landen or Cork to their respective shareholders; and

(c) any amounts paid or received by any of the Companies in relation to any amounts owed by or to any Company (including any Inter-Company Debt or Inter-Company Trading Debt), by or to any member of the Seller Group or any other Company, in each case effected in accordance with applicable law;

LANDEN means Cambrex Profarmaco Landen NV;

LANDEN SHARES means the shares comprising the entire issued share capital of Landen;

LIBOR means the display rate per annum of the offered quotation for deposits in euro for a period of ninety days which appears on the appropriate page of the Reuters Screen (or such other page as the parties may agree) at or about 11.00 a.m. London time on the date on which payment of the sum under this Agreement was due but not paid;

NET WORKING CAPITAL means in relation to each Company, Current Assets less all Current Liabilities as at Closing calculated in conformance with US GAAP and on a basis consistent with prior periods and comprising each of the line items set out in Exhibit 5 and no others;

NET WORKING CAPITAL SCHEDULE has the meaning given in Schedule 7;

NOTE means an unsecured promissory note to be given by the Purchaser in relation to its payment obligations under clause 3;

PARENT COMPANY means any company which holds a majority of the voting rights in another company, or which is a member of another company and has the right to appoint or remove a majority of its board of directors, or which is a member of another company and controls a majority of the voting rights in it under an agreement with other members, in each case whether directly or indirectly through one or more companies;

PERMITTED ENCUMBRANCES means:

(a) any hire or lease agreement in the ordinary course of business involving expenditure of less than E50,000 per annum (where the aggregate expenditure under all such agreements is less than E100,000 per annum);

(b) title retention provisions in respect of goods and materials supplied to a Company in the ordinary course of the Business;

(c)  liens arising in the ordinary course of the Business by operation of law;

PROPOSED TRANSACTION means the transaction contemplated by the Transaction Documents;

PURCHASER'S BANK ACCOUNT means such bank account as may be notified by the Purchaser to the Seller;

PURCHASER GROUP means the Purchaser and its Affiliates from time to time;

REVIEW has the meaning given in Schedule 7;

SELLER'S BANK ACCOUNT means the Seller's bank account at JP Morgan Chase Bank; account name: Cambrex AB; account number: 77019801; sort code: CHASBG2L (and/or such other account(s) as the Seller and the Purchaser may agree in writing);

SELLER GROUP means the Seller and its Affiliates from time to time but excludes the Companies;

SHARES means the Cork Shares and Landen Shares;

SPECIFIC ACCOUNTING TREATMENTS has the meaning given in Schedule 7;

STRADDLE PERIOD has the meaning given in clause 15;

SUBSIDIARY and SUBSIDIARIES means any company in relation to which another company is its Parent Company;

TAX or TAXES has the meaning given in clause 15;

TAX DISPUTE WARRANTY means the warranty given in paragraph 2.2 of Schedule 1;

TAX RETURN has the meaning given in clause 15;

TAXATION AUTHORITY has the meaning given in clause 15;

THIRD PARTY ASSURANCES means all guarantees, indemnities, counter-indemnities and letters of comfort of any nature given (i) to a third party by a Company in respect of any obligation of a member of the Seller Group; and/or (as the context may require) (ii) to a third party by a member of the Seller Group in respect of any obligation of a Company;

THIRD PARTY CLAIM has the meaning given to that term in clause 6;

THIRD PARTY RIGHT means any interest or equity of any person (including any right to acquire, option or right of pre-emption or conversion) or any mortgage, charge, pledge, lien, assignment, hypothecation, security interest, title retention or any other security agreement or arrangement, or any agreement to create any of the above;

TRANSACTION DOCUMENTS means this Agreement and any other documents in Agreed
Form;

TRANSITION SERVICES has the meaning given in clause 8;

TRANSITION SERVICES AGREEMENT means the agreement to be entered into between the Seller and the Purchaser on or about the date of Closing in the form set out in
Exhibit 1;

US GAAP means generally accepted accounting principles in the United States;

WARRANTIES means the warranties given pursuant to clause 4 and 5 and set out in
Schedule 1 and 3;

WORKING CAPITAL DEFICIT has the meaning given in clause 3;

WORKING CAPITAL EXCESS has the meaning given in clause 3; and

WORKING CAPITAL THRESHOLD shall mean E9,000,000.

2.   Interpretation. In this Agreement, unless the context otherwise requires:

(d) headings do not affect the interpretation of this Agreement; the singular shall include the plural and vice versa; and references to one gender include all genders;

(e) references to any English legal term or concept shall, in respect of any jurisdiction other than England, be construed as references to the term or concept which most nearly corresponds to it in that jurisdiction;

(f) for the purposes of applying a reference to a monetary sum expressed in euro, an amount in a different currency shall be deemed to be an amount in euro translated at the Exchange Rate at the relevant date (which in relation to a Claim, shall be the date of the receipt of notice of that Claim under Schedule 2);

(g) any statement in this Agreement qualified by the expression SO FAR AS THE SELLER IS aware or TO THE BEST OF THE SELLER'S KNOWLEDGE or any similar expression shall be deemed only to be made on the basis of the actual knowledge, at the date of this Agreement, of the following persons and in each case in respect only of the Warranties identified below against their respective names and shall carry no requirement to make enquiries of any other person:

     NAME                               WARRANTIES

     Vince O'Brien and Johnny Claesen   Tax (Warranty 2)

(h) any phrase introduced by the terms INCLUDING, INCLUDE, IN PARTICULAR or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms.

3. Schedules and Exhibits. The Schedules and Exhibits comprise schedules and exhibits to this Agreement and form part of this Agreement.

4. Inconsistencies. Where there is any inconsistency between the definitions set out in this Schedule and the definitions set out in any clause or any other Schedule, then, for the purposes of construing such clause or Schedule, the definitions set out in such clause or Schedule shall prevail.

                                    SIGNATURE

This Agreement is signed by duly authorised representatives of the parties:


SIGNED                                  )   SIGNATURE: /s/ Peter E. Thauer
for and on behalf of                    )              -------------------------
CAMBREX AB                              )   NAME: Peter E. Thauer


SIGNED                                  )   SIGNATURE: /s/ Patrick Schnitzer
for and on behalf of                    )              -------------------------
INTERNATIONAL CHEMICAL                  )
INVESTORS II S.A.                       )   NAME: Patrick Schnitzer

                      FORM OF TRANSITION SERVICES AGREEMENT

     This TRANSITION SERVICES AGREEMENT (this "Agreement") is made on 27 October, 2006, by and between Cambrex AB of S-691, 85 Karlskoga, Sweden ("Cambrex AB") and International Chemical Investors II S.A., of 26, rue Philippe II, L-2340 Luxembourg (the "Purchaser") for itself and on behalf of each of the Companies (as defined below);

                              WITNESSETH:

          WHEREAS, pursuant to that certain Stock Purchase Agreement, dated on or about 17 October, 2006 (the "Stock Purchase Agreement"; capitalized terms used herein and not otherwise defined herein have the meanings given to such terms in the Stock Purchase Agreement), by and among Cambrex AB and Purchaser, Cambrex AB has agreed to sell and Purchaser has agreed to purchase all of the issued and outstanding capital stock of the Companies; and

          WHEREAS, pursuant to the Stock Purchase Agreement, Cambrex AB has agreed to provide certain transition services to Purchaser and the Companies following the Closing Date on the terms and subject to the conditions set forth in this Agreement;

          NOW, THEREFORE, in consideration of the promises and covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Cambrex AB and Purchaser agree as follows:

          1. Transition Services. During the term of this Agreement as set forth in Section 4 below (the "Term"), Cambrex AB shall assist and cooperate with Purchaser to create an orderly transition of the Companies' business in the areas described in Schedule A by providing, or causing its Affiliates to provide, to Purchaser and its Affiliates (but only to the extent such Affiliates operate the Companies' business) the services set forth in Schedule A attached hereto (the "Transition Services"), at the Cost set forth in Schedule A, from the date of this Agreement and for the period of time described in Schedule A attached hereto with respect to each of the Transition Services, in the manner and at a relative level of service consistent in all material respects with, but in no event materially higher or lower than, the typical level of service provided by Cambrex AB or its Affiliates to the Companies' business immediately prior to the date hereof. Cambrex AB shall not be obligated to provide any services to Purchaser other than the Transition Services; provided that (i) if any service that Cambrex AB (or an Affiliate) provided to either of the Companies in the ordinary course of business immediately prior to the date hereof and that is of a transitional nature is inadvertently omitted from the list of Transition Services or (ii) if Purchaser requires additional services of a transitional nature, then Cambrex AB (or an Affiliate) and Purchaser agree to negotiate in good faith to amend this Agreement to include such services in Schedule A at a cost to be determined in good faith, using the same methodology as Cambrex AB and its Affiliates used to determine the costs set forth in Schedule A. Nothing in this Agreement shall require Cambrex AB and its Affiliates to provide priority to Purchaser with respect to the Transition Services over Cambrex AB's businesses or those of any of its Affiliates, Subsidiaries or divisions.

          2. Billing and Payment. Cambrex AB or the Affiliate performing the Transition Service shall issue to the Purchaser, or as the Purchaser may direct, invoices for the Transition Services at the beginning of each month during the Term. Purchaser shall promptly pay (or procure payment of) any bills and invoices that it receives from Cambrex AB or its Affiliates for the Transition Services as set forth in such invoices. Purchaser shall pay interest on any amount overdue under this Agreement at the Prime Rate as published in the Wall Street Journal, Eastern Edition in effect from time to time during the term of this Agreement plus two percent (2%) from the date due until payment, or, if lower, the highest interest rate permitted by Law. Except as otherwise set forth in Schedule A, all invoices shall be paid by wire transfer in accordance with the instructions provided by Cambrex AB or its Affiliate (in writing to

Purchaser) not later than ten (10) days following receipt by Purchaser of Cambrex AB's or its Affiliate invoice, unless such invoice is disputed in good faith within ten (10) days after receipt of such invoice. In the event that Purchaser fails to make payment to Cambrex AB or the applicable Affiliate within forty-five (45) days following receipt by Purchaser of Cambrex AB's or its Affiliate invoice (other than any invoice that was timely disputed in good faith), Cambrex AB may terminate this Agreement upon notice to Purchaser. Purchaser shall not offset any amounts owing to it by Cambrex AB or any of Cambrex AB's Affiliates against amounts payable by Purchaser hereunder.

          3. General Intent. Cambrex AB or its Affiliates shall use its reasonable commercial efforts to provide the Transition Services at the price set forth in Schedule A during the Term and such other transition assistance as the parties may otherwise agree. Purchaser agrees to use its reasonable commercial efforts to end its need to use such assistance as soon as reasonably practicable and in all events to end such need with respect to each Transition Service not later than the termination of this Agreement pursuant to Section 4.

          4. Term of Agreement. The term of this Agreement shall commence on the date hereof and shall continue (unless sooner terminated pursuant to the terms hereof) for a period not to exceed three (3) months (the "Initial Period"), except as stated in Schedule A. Purchaser may request an extension of the term of any Transition Service set forth in Schedule A by submitting a written request to Cambrex AB to extend the term of such service (the "Extension Period") thirty (30) days prior to the end of any such service term. Cambrex AB may continue to provide such Transition Service to Purchaser at the price set forth in Schedule A during the Extension Period, and Cambrex AB's consent to continue providing such service shall not be unreasonably withheld. Notwithstanding anything herein to the contrary, this Agreement and the obligations of Cambrex AB to provide any services hereunder shall automatically terminate one (1) year after the date hereof.

          5. Partial Termination. Any and all of the Transition Services provided by Cambrex AB and its Affiliates are only terminable earlier than the period specified in Schedule A attached hereto by Purchaser on thirty (30) days' prior written notice to Cambrex AB. As soon as reasonably practicable following receipt of any such notice, Cambrex AB shall advise Purchaser as to whether termination of such Transition Service will require the termination or partial termination of, or otherwise affect the provision of, certain other Transition Services. If such is the case, Purchaser may withdraw its termination notice. Otherwise, such termination shall be final. All periodic fees or charges under this Agreement are to be computed on a calendar month basis and, in the event that any Transition Services are terminated pursuant to this Section, the fees or charges shall be prorated on a per diem basis for any partial month. Notwithstanding the foregoing, during any Extension Period the fees and charges shall not be prorated for any partial period for any reason.

          6. Non-Solicitation of Employee. For a period of one (1) year following the date hereof, neither Purchaser nor any of its Affiliates will directly or indirect solicit the employment of any officer or employee of Cambrex AB or any of its Affiliates so long as they are employed by Cambrex AB or any of its Affiliates, without obtaining the prior written consent of Cambrex AB, provided that the foregoing shall not prohibit any general solicitation or advertising activities not targeted to any such officer or employee nor apply to any individual whose employment is terminated by Cambrex AB or any Affiliate of Cambrex AB.

          7. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by any of the parties without the prior written consent of the other party; provided that such consent shall not be required (i) in the event Cambrex AB assigns any or all of its rights, interests and obligations hereunder to a person with whom Cambrex AB merges or to whom Cambrex AB sells all or substantially all of its assets and
(ii) in the event the

Purchaser assigns any or all of its rights, interests and obligations hereunder to a person with whom the Purchaser merges or to whom the Purchaser sells all or substantially all of its assets (including the Companies or the Companies' businesses). Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns. Any purported assignment not permitted under this Section shall be null and void.

          8. Confidentiality. Each of the parties agrees that all confidential or competitively sensitive information received in connection with the provision of the Transition Services shall be "Confidential Information" for the purposes of clause 18 of the Stock Purchase Agreement

          9. Limitation of Liability. Neither party shall be liable to the other party or any third party for any special, punitive, consequential, incidental or exemplary damages (including lost or anticipated revenues or profits relating to the same) arising from any claim relating to this Agreement or any of the services provided hereunder, whether such claim is based on warranty, contract, tort (including negligence or strict liability) or otherwise, even if an authorized representative of such party is advised of the possibility or likelihood of the same. In addition, neither party shall be liable to the other party or any third party for any direct damages from any claim arising or allegedly arising from providing or failing to provide the Transition Services or any other services, except to the extent, but only to the extent, that any such claims arise from the gross negligence, reckless or willful breach or other misconduct or fraud.

          10. Notices. All notices, reports, and receipts shall be in writing and shall be deemed duly given on (i) the date of personal or courier delivery,
(ii) the date of transmission by facsimile or other electronic transmission service, provided a confirmation copy is also sent no later than the next business day by postage paid, return receipt requested first-class mail or (iii) three (3) business days after the date of deposit in the United States mails, by postage paid, return receipt requested first-class mail, addressed as follows:

     if to Purchaser, to:

          International Chemical Investors II S.A.
          26, rue Philippe II
          L-2340 Luxembourg

     Attention: The Managing Director

     if to Cambrex AB or its Affiliate, to:

          C/o Cambrex Corporation
          One Meadowlands Plaza
          East Rutherford, New Jersey 07073

     Attention: Mary E. Fletcher, Assistant General Counsel

          Either party may change its address by written notice to the other party in accordance with this Section 10.

          11. Modification; Nonwaiver. No alleged waiver, modification or amendment to this Agreement or to Schedule A attached hereto shall be effective against either party hereto, unless in writing, signed by the party against which such waiver, modification or amendment is asserted, and referring specifically to the provision hereof alleged to be waived, modified or amended. The failure or delay of either party to insist upon the other party's strict performance of the provisions in this Agreement or to exercise in any respect any right, power, privilege, or remedy provided for under this Agreement shall not operate as a waiver or relinquishment thereof, nor shall any single or partial exercise of any right, power, privilege, or remedy preclude other or further exercise thereof, or the exercise of any other right, power, privilege, or remedy; provided, however, that the obligations and duties of either party with respect to the performance of any term or condition in this Agreement shall continue in full force and effect.

          12. Relationship of Parties. Except as specifically provided herein, neither party shall act or represent or hold itself out as having authority to act as an agent or partner of the other party, or in any way bind or commit the other party to any obligations. Nothing contained in this Agreement shall be construed as creating a partnership, joint venture, agency, trust or other association of any kind, each party being individually responsible only for its obligations as set forth in this Agreement. All activities by Cambrex AB under the terms of this Agreement shall be carried on by Cambrex AB as an independent contractor and not as an agent for Purchaser. Employees of Cambrex AB performing services hereunder shall remain Cambrex AB's employees and shall not be deemed to be employees of Purchaser. Except as set forth in Schedule A, and except for direct out-of-pocket costs incurred with the prior agreement of the Purchaser, Cambrex AB shall pay for all personnel expenses (including, without limitation, wages, benefits, payroll, taxes and worker's compensation insurance) of its employees performing services under this Agreement.

          13. Force Majeure. If either party is prevented from complying, either totally or in part, with any of the terms or provisions of this Agreement by reason of fire, flood, storm, strike, lockout or other labor trouble, any Law, demand or other requirement of any Governmental Authority, riot, war, rebellion, acts of terrorism, acts of the public enemy or other causes beyond the reasonable control of such party or other acts of God, then upon written notice to the other party, the affected provisions and/or other requirements of this Agreement shall be suspended during the period of such disability (the "Disability Period") and the affected party shall have no liability to the other party or any other party in connection therewith; provided that this Section 13 shall not apply to any payment to Cambrex AB required by this Agreement to the extent Cambrex AB or its Affiliates have provided the services for which payment is sought in accordance with the terms of this Agreement. The affected party shall make all reasonable efforts to remove such disability within thirty (30) days after giving notice of such disability (provided that such efforts shall not include settling any labor disputes). At the request of Purchaser, the Term shall be extended for a time period equal to any Disability Period.

          14. Interpretation. The headings and captions contained in this Agreement and in Schedule A attached hereto are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The use of the word "including" herein shall mean "including without limitation".

          15. Counterparts. This Agreement may be executed in one or more counterparts (including by means of signature pages via facsimile), all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other party.

          16. Entire Agreement. This Agreement and the Stock Purchase Agreement contain the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, whether written or oral, relating to such subject matter.

          17. Representation by Counsel; Interpretation. Cambrex AB and Purchaser acknowledge that each of them has been represented by counsel in connection with this Agreement and the transactions contemplated hereby. Accordingly, any rule of Law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the party that drafted it has no application and is expressly waived.

          18. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be valid and effective under applicable Law, but if any provision of this Agreement or the application of any such provision to any Person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof.

          19. Governing Law. This Agreement shall be governed by, and interpreted in accordance with, English law, without regard to principles of conflict of Laws that would require the application of the Laws of another jurisdiction. Further, except as expressly provided otherwise in this Agreement, the courts of England are to have exclusive jurisdiction to settle any disputes which may arise in connection with this Agreement. For such purposes each party irrevocably submits to the jurisdiction of the English courts, waives any objections to the jurisdiction of those courts and irrevocably agrees that a judgment or order of the English courts in connection with this Agreement is conclusive and binding on it and may be enforced against it in the courts of any other jurisdiction. Further, the Purchaser shall at all times maintain an agent for service of process and any other documents in proceedings in England or any other proceedings in connection with this Agreement as set forth and in accordance with Clause 25.3 of the Stock Purchase Agreement.

          20. Survival. The provisions of Sections 2, 4, 7-12 and 14-21 shall survive any termination of this Agreement.

          21. Schedule A. Schedule A attached hereto and referred to herein is hereby incorporated in and made a part of this Agreement as if set forth in full herein.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

                                        Cambrex AB


                                        By: /s/ Peter E. Thauer
                                            ------------------------------------
                                        Name: Peter E. Thauer
                                        Title: Director


                                        International Chemical Investors II S.A.


                                        By: /s/ Robert Langmantel
                                            ------------------------------------
                                        Name: Robert Langmantel
                                        Title:
                                               ---------------------------------

                                                                      SCHEDULE A

                               Transition Services

A. Information Technology

TRANSITION SERVICE(1)                                        FIRST EXTENSION       SECOND EXTENSION
[TO BE PROVIDED BY AND BILLED BY        INITIAL PERIOD            PERIOD               PERIOD(2)
CAMBREX CORPORATION, AN AFFILIATE]       (Months 1-3)          (Months 4-6)          (Months 7-9)
----------------------------------   -------------------   -------------------   -------------------
Wide Area Network Usage and           USD$ 5,000 / month    USD$ 5,500 / month   USD$ 10,000 / month
   Management

Shared IT Infrastructure             USD$ 27,000 / month   USD$ 29,500 / month   USD$ 40,000 / month

Renaissance ERP Support and          USD$ 23,500 / month   USD$ 26,000 / month   USD$ 35,000 / month
   Trackwise CAPA System Support

TOTAL CHARGE                          USD$55,500 / MONTH    USD$61,000 / MONTH    USD$85,000 / MONTH


The parties agree that no amounts shall be payable by the Purchaser or its Affiliates in respect of the Transition Services provided by the Seller pursuant to this Part A of Schedule A in the first month following Closing.

----------
(1) Other IT services may be required including electronic data extracts and functional resources needed to validate them in order to rebuild independent systems from existing corporate ones. These services are not within the scope of this Agreement and solely at the discretion of Cambrex management may be undertaken after approval by the Purchaser of the scope of work and the price to be paid to Cambrex.

(2) Extension Period subject to pre-approval by Cambrex and Purchaser. In the event that Cambrex agrees to the Extension Period, no additional extensions will be offered. After the Initial Quarter, Additional Period or Extension Period, as the case may be, it is Purchaser's sole responsibility to insure it has appropriate replacement systems to maintain the functionality of the business.

B. Cambrex Pharma Sales Support

     1. Cambrex Charles City, Inc., an Affiliate will transfer relationships over to Companies for the following products/customers either with a joint visit or by joint written communications:

          a.   Benzphetamine HCl

          b.   Bisoprolol base (Generic - Hisamitsu, Japan)

          c.   Gatifloxacin (Generic)

          d.   Cyclazine (Waymade)

          e.   Flupirtine Maleate (Strathmann)

          f.   LRDA (S-P)

          g.   M6G (CeNes)

     2. Cambrex Charles City, Inc. will provide incidental telephonic support for the six (6) months following Closing, at no charge.

     3. If visits to Companies and/or customers are agreed to be performed; the charge to Purchaser for each such visit shall be out of pocket costs plus $2000.00 per man day.

     4.   All fees charged are due within twenty (20) calendar days of invoice.

C. Generic Sales Support

1. At or immediately following Closing, Cambrex Profarmaco Milano S.r.l. (Milano), an Affiliate, and Purchaser will send a joint letter to all generic accounts formerly serviced by Milano. Such letters will disclose the transaction and plans for servicing customers. Milano and Purchaser will visit up to ten
(10) key accounts, if desired, to assist in clarifying the transaction and services.

2. Milano will provide introductory support to Landen's branded customers for memantine and Nitazoxanide and will provide continuing sales support for nine
(9) months from Closing unless Purchaser cancels such support with thirty (30) days prior written notice. For such sales support, Purchaser shall pay Milano a service fee of 1.5% of the net sales of memantine and Nitazoxanide that are committed to during the term of the service.

3. Milano will supply continuing sales support to Purchaser on all generic business, formerly serviced by Milano, consistent with support levels existing prior to Closing and Purchaser will pay Milano a service fee of 1.5% of the net sales of such generic products that are committed to during the term of this service for such products. Purchaser may terminate this sales support, in whole or in part by country, at any time with thirty (30) days prior written notice. The service fee shall continue for all non-terminated products and countries. Purchaser shall be solely responsible for any agent or distributor commissions in addition to the service fee paid to Milano.

4. All fees are due within twenty (20) calendar days from the end of each month and must be accompanied by documentation on showing actual net sales. The parties shall previously agree to the documentation to be sent with the invoice.

5. Unless earlier terminated by Purchaser providing thirty (30) day prior written notice, all Milano sales support under this Agreement shall terminate ninety (90) days from the Closing.